UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________________________

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR

SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15

(d) OF THE SECURITIES ACT OF 1943

Commission File Number: 33-20394-D

Date of Report (Date of earliest event reported):

January 9, 2012

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eMax Worldwide, Inc.

1000 Universal Studios Plaza

Suite 250 Bldg 22

Orlando Florida 32819

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Common Stock

Title of each class of securities covered by this Form

None

Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X next to the item to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports.

Rule 12g-4(a)(1)

Rule 12g-4(a)(2)

Rule 12h-3(b)(1)(i)

Rule 12h-3(b)(1)(ii)

[X] Rule 15d-6

Approximate number of holders as the certification or notice date: 2,881

Pursuant to the requirements of the Securities Exchange Act of 1934, EMAX

Worldwide, Inc. has caused this certification to be signed on its behalf by the undersigned duly authorized person.

Date January 9, 2012 By: /s/Roxanna Weber